UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File Number	000-56306

ARRAS MINERALS CORP.

(Exact name of registrant as specified in its charter)

777 Dunsmuir Street, Suite 1605

Vancouver, British Columbia V7Y 1K4

Canada

(604) 687-5800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Shares, without par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)	☐
Rule 12g-4(a)(2)	☒
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date:	397

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Arras Minerals Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

ARRAS MINERALS CORP.

Date:	October 22, 2024	By:	/s/ Timothy T. Barry
		Name:	Timothy T. Barry
		Title:	Chief Executive Officer